Exhibit 99.3

B&G Foods, Inc. and Subsidiaries

Unaudited Pro Forma Combined Financial Statements

On March 19, 2026, pursuant to an agreement entered into on January 15, 2026, B&G Foods, Inc. and its subsidiaries completed the acquisition of the broth and stock business of Del Monte Foods Holdings Limited and certain of its affiliates, including the College Inn and Kitchen Basics brands for approximately $109.7 million in cash We refer to this acquisition as the College Inn and Kitchen Basics acquisition and the broth and stock business as the College Inn and Kitchen Basics business.

Because B&G Foods’ April 4, 2026 historical balance sheet included in our Quarterly Report on Form 10-Q for our quarter ended April 4, 2026 filed on May 13, 2026 already reflects the College Inn and Kitchen Basics acquisition, a pro forma balance sheet is not required to be included in this amendment.

The unaudited pro forma combined statements of operations for the first quarter ended April 4, 2026 and the fiscal year ended January 3, 2026 combines our historical consolidated statements of operations for the periods then ended with the statements of net revenues and direct expenses of the College Inn and Kitchen Basics business for its quarter ended January 25, 2026 and its four quarter period ended January 25, 2026, respectively, and gives effect to the College Inn and Kitchen Basics acquisition and related borrowings as if such transactions occurred on December 29, 2024. Del Monte Foods has an April fiscal year end. These periods were presented to comply with Item 9.01(b) reporting rules when an acquired business has a different fiscal year than the acquiring company. Due to the timing of the acquisition and differences in fiscal year-ends, results of the College Inn and Kitchen Basics business for the quarter ended January 25, 2026 are included in both the annual and interim pro forma periods.

The College Inn and Kitchen Basics acquisition has been accounted for by the acquisition method of accounting. The pro forma combined financial information sets forth the preliminary allocation of the purchase price for the College Inn and Kitchen Basics acquisition based upon the estimated fair value of the assets acquired at the date of acquisition using available information. The preliminary purchase price allocation may be adjusted as a result of the finalization of our purchase price allocation procedures.

As previously disclosed, on May 23, 2025, we completed the sale of the Don Pepino and Sclafani brands of pizza and spaghetti sauces, crushed tomatoes, tomato puree and whole peeled tomatoes for a purchase price of $10.6 million, which we refer to as the “Don Pepino divestiture.” On August 1, 2025, we completed the sale of the Le Sueur U.S. shelf stable vegetable brand for a purchase price of $59.1 million, which we refer to as the “Le Sueur U.S. divestiture.” On March 2, 2026, we completed the sale of our Green Giant U.S. frozen business for a purchase price of approximately $61.5 million, which we refer to as the “Green Giant U.S. frozen divestiture.” Also on March 2, 2026, and as a condition to the closing of the Green Giant U.S. frozen divestiture we entered into a co-manufacturing agreement with the acquirer of the Green Giant U.S. frozen business.  Pursuant to the co-manufacturing agreement we continue to manufacture for the acquirer of the Green Giant U.S. frozen business, at a manufacturing facility that was not transferred to the acquirer, the Green Giant frozen vegetable products produced at that manufacturing facility for sale by the acquirer in the United States.

The pro forma financial information included in this Exhibit 99.3, also gives effect to pro forma adjustments for the Don Pepino divestiture, the Le Sueur U.S. divestiture, the Green Giant U.S. frozen divestiture and the commencement of the Green Giant U.S. frozen co-manufacturing business, each of which was individually insignificant, because management believes that inclusion of such divestitures and the commencement of the frozen co-manufacturing business, provides investors with more meaningful information.

The unaudited pro forma combined financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined financial information does not purport to represent our results of operations or financial position that would have resulted had the College Inn and Kitchen Basics acquisition and related borrowings or the Don Pepino divestiture, the Le Sueur U.S. divestiture, the Green Giant U.S. frozen divestiture and the commencement of the Green Giant U.S. frozen co-manufacturing business to which pro forma effect is given been consummated as of the dates indicated. Additionally, the unaudited pro forma combined statements of operations should not be considered indicative of expected future results. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for synergistic benefits that may be realized through the combination of B&G Foods and the College Inn and Kitchen Basics business or the costs that will be incurred in integrating the operations of the College Inn and Kitchen Basics business.

The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto for B&G Foods that are included in our Annual Report on Form 10-K for the Year Ended January 3, 2026, filed with the Securities and Exchange Commission (SEC) on March 3, 2026, our Quarterly Report on Form 10-Q for the period ended April 4, 2026 filed with the SEC on May 13, 2026, and the historical financial statements of the College Inn and Kitchen Basics business that are filed as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K/A filed on June 1, 2026.

B&G Foods, Inc. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
Year Ended January 3, 2026
(In thousands, except per share data)

	Historical
	B&G Foods(1)	College Inn and Kitchen Basics(2)	College Inn and Kitchen Basics Reclassification Adjustments(3)	College Inn and Kitchen Basics Pro Forma Adjustments		Don Pepino, Le Sueur U.S. and Green Giant U.S. Frozen Divestiture Adjustments(4)		Green Giant U.S. Frozen Co- Manufacturing Adjustments(5)	Pro Forma Combined
Net sales	$1,828,687	$116,033	$—	—		$(256,962)		$110,111	$1,797,869
Cost of goods sold	1,429,870	84,961	1,841	—		(251,976)		104,301	1,368,997
Gross profit	398,817	31,072	(1,841)	—		(4,986)		5,810	428,872

Operating expenses:
Sales, general and administrative	194,947	13,125	(1,841)	—		(33,508)		—	172,723
Amortization expense	20,292	—	—	780	(7)	(1,435)		—	19,637
(Gain) loss on sales of asset	(2,867)	—	—	—		2,867		—	—
Impairment of assets held for sale	28,500	—	—	—		—		—	28,500
Impairment of intangible assets	60,798	25,980	—	(25,980)		(34,798)		—	26,000
Operating income (loss)	97,147	(8,033)	—	25,200		61,888		5,810	182,012

Other expenses (income):
Interest expense, net	149,631	—	—	5,680	(8)	(5,179	)(9)	—	150,132
Other income	(4,750)	—	—	—		—		—	(4,750)
(Loss) income before income tax (benefit) expense	(47,734)	(8,033)	—	19,520		67,067		5,810	36,630
Income tax (benefit)expense	(4,477)	—	—	2,872	(10)	16,767		1,453	16,615
Net (loss) income	$(43,257)	$(8,033)	$—	$16,648		$50,300		$4,357	$20,015

Weighted average common shares outstanding:
Basic	79,755	—		—		—		—	79,755
Diluted	79,755	—		—		—		—	80,428
Earnings per share:
Basic	$(0.54)	N/A	N/A	N/A		N/A		N/A	$0.25
Diluted	$(0.54)	N/A	N/A	N/A		N/A		N/A	$0.25

Cash dividends declared per share	$0.76	N/A	N/A	N/A		N/A		N/A	$0.76

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
Quarter Ended April 4, 2026
(In thousands, except per share data)

	Historical
	B&G Foods(1)	College Inn and Kitchen Basics(2)	College Inn and Kitchen Basics Reclassification Adjustments(3)	College Inn and Kitchen Basics Pro Forma Adjustments		Green Giant U.S. Frozen Divestiture Adjustments(4)		Green Giant U.S. Frozen Co- Manufacturing Adjustments(5)	Pro Forma Combined
Net sales	$408,936	$37,820	$—	$(3,871	)(6)	$(32,392)		$14,378	$424,871
Cost of goods sold	329,047	27,620	583	(3,173	)(6)	(29,295)		13,620	338,402
Gross profit	79,889	10,200	(583)	(698)		(3,097)		758	86,469

Operating expenses:
Sales, general and administrative	50,190	4,232	(583)	(640)		(3,648)		—	49,551
Amortization expense	4,376	—	—	165	(7)	—		—	4,541
Loss (gain) on sales of assets	36,282	—	—	—		(36,282)		—	—
Impairment of intangible assets	—	710	—	(710)		—		—	—
Operating income (loss)	(10,959)	5,258	—	487		36,833		758	32,377

Other expenses (income):
Interest expense, net	35,822	—	—	1,202	(8)	(507	)(9)	—	36,517
Other income	(1,506)	—	—	—		—		—	(1,506)
(Loss) income before income tax (benefit) expense	$(45,275)	$5,258	—	(715)		37,340		758	(2,634)
Income tax (benefit) expense	(12,731)	—	—	$1,136	(10)	9,335		190	(2,070)
Net (loss) income	$(32,544)	$5,258	$—	$(1,851)		$28,005		$568	$(564)

Weighted average common shares outstanding:
Basic	80,203	—		—		—		—	80,203
Diluted	80,203	—		—		—		—	80,203
Earnings per share:
Basic	$(0.41)	N/A	N/A	N/A		N/A		N/A	$(0.01)
Diluted	$(0.41)	N/A	N/A	N/A		N/A		N/A	$(0.01)

Cash dividends declared per share	$0.19	N/A	N/A	N/A		N/A		N/A	$0.19

See accompanying notes to unaudited pro forma combined financial statements.

B&G Foods, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Combined Financial Statements

Year Ended January 3, 2026 and Quarter Ended April 4, 2026

(1)	Represents our consolidated results of operations for our fiscal year ended January 3, 2026 and quarter ended April 4, 2026. Because the College Inn and Kitchen Basics acquisition occurred on March 19, 2026, there are approximately two weeks of results for those brands included in our results of operations for the first quarter of 2026. On an actual basis, the College Inn and Kitchen Basics acquisition contributed $2.9 million of our aggregate $408.9 million of consolidated net sales, and $0.4 million of pre-tax income of our aggregate $45.3 million pre-tax loss, for the first quarter of 2026.

(2)	Represents the historical statements of net revenues and direct expenses for the College Inn and Kitchen Basics business for its four quarters ended January 25, 2026 and its quarter ended January 25, 2026. The historical statements of net revenues and direct expenses for the College Inn and Kitchen Basics business for these periods were derived from the historical statements of net revenues and direct expenses for the College Inn and Kitchen Basics business for its fiscal year ended April 27, 2025 and its three quarters ended January 25, 2026.

(3)	Based on our review of the accounting policies and financial statement presentation for the historical financial statements for the College Inn and Kitchen Basics business, certain balances from the historical financial statements for the College Inn and Kitchen Basics business have been reclassified to conform its presentation to that of B&G Foods.

(4)	For the quarter ended April 4, 2026 does not include adjustments for the Don Pepino or Le Sueur U.S. businesses since results for those businesses were not included in our financial statements for that quarter.

(5)	Based on the historical results of operations relating to those products of the Green Giant U.S. frozen business that would have been subject to the Green Giant U.S. frozen co-manufacturing agreement had the Green Giant U.S. frozen divestiture and the commencement of the Green Giant U.S. frozen co-manufacturing agreement commenced as of the first day of the applicable period presented, in each case adjusted to reflect the impact that the contractual terms of the Green Giant U.S. frozen co-manufacturing agreement, including the impact that the tolling fees, management fees and pass-through freight costs allocated based on destination, would have had on our results of operations.

(6)	Represents an adjustment to remove approximately two weeks of operating results from the historical College Inn and Kitchen Basics business quarterly financial results because two weeks of operating results for the College Inn and Kitchen Basics business are already included in the historical results for B&G Foods for the quarter ended April 4, 2026.

(7)	The total purchase price for the College Inn and Kitchen Basics acquisition was approximately $109.7 million. The following table sets forth the preliminary allocation of the College Inn and Kitchen Basics purchase price to the estimated fair value of the net assets acquired as of March 19, 2026, based upon currently available information. Inventory has been recorded at estimated selling price less costs of disposal and a reasonable profit. A third party valuation specialist assisted us with our determination of the valuation for the intangible assets acquired (including trademarks and customer relationship intangibles). The preliminary purchase price allocation will be adjusted as a result of the finalization of our purchase price allocation procedures. We anticipate completing the purchase price allocation during fiscal 2026.

(Dollars in thousands)

Trademarks – indefinite life intangible assets	72,300
Inventories	15,792
Customer relationships – finite-lived intangible assets	15,600
Goodwill	5,782
Other assets	181
Total preliminary purchase price (paid in cash)	$109,655

The excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired represents goodwill. Trademarks are deemed to have an indefinite useful life and are not amortized.

Represents an adjustment for acquired intangible asset amortization expense of $780 thousand and $165 thousand for the year ended January 3, 2026 and quarter ended April 4, 2026, respectively, with an amortization of 20 years.

(8)	Adjustment to reflect our incurrence of an incremental $109.7 million of borrowings (dollars in thousands):

	Year Ended January 3, 2026	Quarter Ended April 4, 2026
Interest expense relating to:
Revolving credit loans due 2028 ($109,655 at 5.68%)	$6,228	$1,318
Unused revolver fees savings	$(548)	$(116)
Adjustment to interest expense	$5,680	$1,202

Interest under the revolving credit facility, including any outstanding letters of credit, is determined based on alternative rates that we may choose in accordance with the credit agreement, including a base rate per annum plus an applicable margin ranging from 0.50 to 1.00%, and SOFR plus an applicable margin ranging from 1.50% to 2.00%, in each case depending on our consolidated leverage ratio.  At April 4, 2026, the revolving credit facility weighted average interest rate was approximately 5.68%.

If the interest rates were to increase or decrease by 0.125% from the rates assumed in the table above, pro forma interest expense would change by approximately $0.1 million for the fiscal year ended January 3, 2026 and less than $0.1 million for the quarter ended April 4, 2026.

(9)	Adjustments to reflect the repayment of $131.2 million and $61.5 million of borrowings, respectively, for the year ended January 3, 2026 and the quarter ended April 4, 2026, with the proceeds from the divestitures (dollars in thousands):

Year Ended January 3, 2026
Interest expense relating to:
Revolving credit loans due 2028 ($131,224 at 5.68%)	$(5,679)
Incremental unused revolver fees	$500
Adjustment to interest expense	$(5,179)

Quarter Ended April 4, 2026
Interest expense relating to:
Revolving credit loans due 2028 ($61,468 at 5.68%)	$(556)
Incremental unused revolver fees	$49
Adjustment to interest expense	$(507)

(10)	Adjustment to reflect income tax expense on the results of operations of the College Inn and Kitchen Basics business and the pro forma adjustments for the year ended January 3, 2026 and quarter ended April 4, 2026 using estimated statutory income tax rates of 25.0% (federal and state) for both periods. Income tax expense was not allocated to the College Inn and Kitchen Basics business in the pre-acquisition statements of net revenues and direct expenses.